EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257768) on Form S-3, and (Nos. 333-258910, 333-260867, 333-265626, 333-270262, 333-274534 and 333-278187) on Forms S-8 of our report dated May 30, 2024, with respect to the consolidated financial statements of 23andMe Holding Co. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California
May 30, 2024